Exhibit 10.5.2

AMENDMENT TO THE LIFESEQ COLLABORATIVE AGREEMENT

This Amendment to the LifeSeq Collaborative Agreement (the “LifeSeq Amendment”) effective as of December 21, 2001 (the “Amendment Effective Date”), is entered into by and between Incyte Genomics, Inc., a Delaware corporation, with a place of business at 3160 Porter Drive, Palo Alto, CA 94304 (“Incyte”) and Genomic Health, Inc., a Delaware corporation, with a place of business at 301 Penobscot Drive, Redwood City, CA 94063 (“GHI”).

A. WHEREAS, the parties to this LifeSeq Amendment entered into that certain “LifeSeq Collaborative Agreement” executed on March 30, 2001 by Incyte and GHI (the “Agreement”), pursuant to which Incyte granted certain licenses to GHI in certain fields therein.

B. WHEREAS, the parties wish to enter into an amendment to the Agreement in order to amend certain definitions defined, and rights granted, therein.

NOW THEREFORE, for and in consideration of the covenants, conditions, and undertakings hereinafter set forth it is agree by and between the Parties as follows:

1.	All capitalized terms not defined in this LifeSeq Amendment shall have the meanings given to them in the Agreement.

2.	Article 1.0 “Research Field of Use” is amended in its entirety to read as follows:

“Research Field of Use” or “Internal Research Field of Use”: shall mean (a) research, development, manufacture, use, importation and/or sale of Research Products; and (b) all internal research applications of Gene/Gene Derivative(s), associated with conducting research in the Antisense Field of Use, the Therapeutic Field of Use and research in the identification, development and commercialization of Drug Products. The Research Field of Use excludes the Diagnostic Field of Use, the Homebrew Field of Use, the Personalized Research Field of Use, and the GHI Database Field of Use.

3.	Article 1.0 “Research Products” is amended in its entirety to read as follows:

“Research Product(s)”: shall mean all internal research applications of Gene/Gene Derivative(s), associated with conducting research in the Antisense Field of Use, the Therapeutic Field of Use and in the identification, development and commercialization of Drug Products, Antisense Product(s) and Therapeutic Protein Product(s). Research Product(s) exclude Diagnostic Product(s), Personalized Research Product(s), Homebrew Product(s) and GHI Database Product(s).

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4.	Section 6.4 is amended in its entirety to read as follows:

Except as otherwise set forth below, with respect to claims within patent applications owned and controlled by GHI claiming a composition of matter of the coding region of a Designated Gene/Gene Derivative, GHI hereby grants Incyte a perpetual, nonexclusive worldwide royalty-free license, with the right to sublicense solely in conjunction with the grant of license rights by Incyte to third parties under Incyte Patent Rights, to conduct the activities expressly authorized under the Internal Research Field of Use. GHI agrees to notify Incyte of any decision to abandon a pending patent application or an issued patent directed to such Designated Gene/Gene Derivative. In such event, Incyte shall have the option, at its expense, of continuing to prosecute any such pending patent application (except for subject matter contained in such pending patent application which GHI has filed, or in good faith intends to file, in a subsequent patent application) or of maintaining the issued patent in GHI’s name.

5.	The first paragraph of Section 6.5 is amended in its entirety to read as follows:

Freedom From Suit. Consistent with the license grant of Incyte Patent Rights to GHI as provided in Section 3.1 herein, with respect to composition of matter or use claims directed to Designated Gene/Gene Derivative(s) owned and controlled by GHI, GHI Affiliate(s) or GHI’s sublicensee(s) under this Agreement (other than Incyte under Section 6.4 above) (collectively, the “GHI Patent Holders”) (collectively the “GHI Patents”), the GHI Patent Holders agree not to sue or bring any action in any court or administrative agency or any other government authority alleging infringement of said patents as a result of the conduct of activities of Incyte or its Affiliate(s) or (sub)licensee(s) (provided such Affiliate(s) and sublicensees are sublicensees under the LifeSeq® Database Product(s)) expressly authorized in the Research Field of Use, which activities would constitute an infringement of said GHI Patents. Further, such GHI Patent Holders agree to extend such freedom from suit or action to further (sub)licensee(s) of Incyte, its Affiliate(s), licensees or other collaborators of LifeSeq® Database Product(s) conducting activities expressly authorized in the Research Field of Use, which activities would constitute an infringement of said GHI Patents. The foregoing freedom from suit provisions shall only apply with respect to such parties which have executed an agreement which contains a provision with substantially similar rights to Incyte, its Affiliate(s), licensees and collaborators with respect to any similar patents rights of said Affiliate, (sub)licensee or collaborator.

6.	The second paragraph of Section 6.5 is deleted in its entirety.

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7.	Except as specifically modified or amended hereby, the Agreement shall remain in full force and effect and, as modified or amended, is hereby ratified, confirmed and approved. No provision of this LifeSeq Amendment may be modified or amended except expressly in a writing signed by both parties nor shall any terms be waived except expressly in a writing signed by the party charged therewith. This LifeSeq Amendment shall be governed in accordance with the laws of the State of California, without regard to principles of conflicts of laws.

     IN WITNESS WHEREOF, each of the parties has executed this LifeSeq Amendment as of the Amendment Effective Date.

INCYTE GENOMICS, INC.		GENOMIC HEALTH, INC.

By:	/s/ Lee Bendekgey	By:	/s/ Randy Scott

Name:	Lee Bendekgey	Name:	Randy Scott

Title:	EVP & General Counsel	Title:	CEO

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